Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 24, 2024, with respect to the consolidated financial statements included in the Annual Report of Mama’s Creations, Inc. on Form 10-K for the years ended January 31, 2024 and 2023.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
April 15, 2025